Exhibit 99.2

EXECUTION COPY

ASSET PURCHASE AGREEMENT

DATED AS OF FEBRUARY 17, 2006

BY AND AMONG

TRANS WORLD ENTERTAINMENT CORPORATION

AND

MUSICLAND HOLDING CORP.

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 PURCHASE AND SALE; CLOSING		9
2.1	Purchase and Sale.	9
2.2	Cash Purchase Price.	11
2.3	Purchase Price Adjustment.	12
2.4	Assumption of Liabilities.	12
2.5	Excluded Liabilities.	13
2.6	Further Assurances.	14
2.7	The Closing.	15
2.8	Employee Matters.	16
2.9	Allocation of Purchase Price.	16

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		16
3.1	Organization and Good Standing.	16
3.2	Authority; Validity; Consents.	16
3.3	No Conflict.	17
3.4	Financial Statements.	17
3.5	Real Property.	17
3.6	Title to Assets.	18
3.7	Equipment.	18
3.8	Environmental, Health and Safety Matters.	18
3.9	Compliance with Legal Requirements; Permits.	19
3.10	Legal Proceedings.	19
3.11	Labor Relations.	19
3.12	Intangible Property.	19
3.13	Employee Benefits Compliance.	20
3.14	Taxes.	20
3.15	Brokers or Finders.	21

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		21
4.1	Organization and Good Standing.	21
4.2	Authority; Validity; Consents.	21
4.3	No Conflict.	21
4.4	Brokers or Finders.	21
4.5	Legal Proceedings.	22
4.6	Sufficiency of Funds.	22
4.7	Acquired Assets “AS IS”; Buyer’s Acknowledgment Regarding Same.	22

ARTICLE 5 PRE-CLOSING COVENANTS OF THE COMPANY		23
5.1	Access and Investigation.	23
5.2	Operation of the Business.	23
5.3	Negative Covenants.	24
5.4	Required Approvals.	24

i

5.5	Commercially Reasonable Efforts.	25
5.6	Confidentiality.	25
5.7	Notice of Developments.	25
5.8	Bankruptcy Court Approval.	25
5.9	Bankruptcy Filings.	26
5.10	Expense Reimbursement and Break-Up Fee.	26
5.11	Disclosure Schedules and Exhibits.	26

ARTICLE 6 PRE-CLOSING COVENANTS OF BUYER		27
6.1	Required Approvals.	27
6.2	Non-Disclosure Obligations.	27
6.3	Commercially Reasonable Efforts.	27
6.4	Identification of the TWEC Stores.	27
6.5	Notice of Developments.	27

ARTICLE 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER TO CLOSE		28
7.1	Accuracy of Representations.	28
7.2	Company’s Performance.	28
7.3	No Order.	28
7.4	Governmental Authorizations.	28
7.5	Required Consents.	28
7.6	Other Agreements.	28
7.7	Sale Order in Effect.	28
7.8	Inventory.	29
7.9	Agency Agreement.	29
7.10	Authorization for GOB Sales.	29
7.11	Employee Information.	29
7.12	Disclosure Schedules and Exhibits.	29
7.13	Executory Contracts.	29

ARTICLE 8 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO CLOSE		29
8.1	Accuracy of Representations.	29
8.2	Sale Order in Effect.	30
8.3	Buyer’s Performance.	30
8.4	No Order.	30
8.5	Governmental Authorizations.	30
8.6	Agreements.	30
8.7	Agency Agreement.	30
8.8	Disclosure Schedules and Exhibits.	30
8.9	Authorization for GOB Sales.	30

ARTICLE 9 POST-CLOSING COVENANTS		30
9.1	General.	31
9.2	Litigation Support.	31
9.3	Cooperation on Tax Matters.	31
9.4	Inventory Taking.	31
9.5	TWEC Designation Period.	32
9.6	TWEC Store Carrying Costs.	35

ii

9.7	Central Office Support.	35
9.8	Relocation of Inventory.	36
9.9	Access to Books, Records, Etc.	36

ARTICLE 10 TERMINATION		36
10.1	Termination Events.	36
10.2	Effect of Termination.	37

ARTICLE 11 GENERAL PROVISIONS		38
11.1	Non-Survival of Representations and Warranties	38
11.2	Confidential Information.	38
11.3	Public Announcements.	39
11.4	Notices.	39
11.5	Waiver.	40
11.6	Entire Agreement; Amendment.	40
11.7	Assignments.	41
11.8	Severability.	41
11.9	Section Headings, Construction.	41
11.10	Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver.	41
11.11	Buyer Transaction Expenses.	42
11.12	Company Transaction Expenses.	42
11.13	Counterparts.	42
11.14	Time of Essence.	42
11.15	No Third Party Beneficiaries.	42
11.16	No Strict Construction.	42

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made as of February 17, 2006 (the “Effective Date”) by and among TRANS WORLD ENTERTAINMENT CORPORATION, a New York corporation (“Buyer”), and MUSICLAND HOLDING CORP., a Delaware corporation, and its debtor affiliates and their respective chapter 11 estates (jointly and severally, the “Company”).

RECITALS

WHEREAS, the Company is a leading national specialty retailer of music, movies, games and other entertainment-related goods (the “Business”);

WHEREAS, on January 12, 2006 (the “Petition Date”), the Company, along with certain of its affiliates, filed voluntary petitions for relief commencing cases under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York;

WHEREAS, the Company desires to sell to Buyer certain of the assets of the Company and Buyer desires to purchase from the Company certain of the assets of the Company and assume certain specified liabilities of the Company, upon the terms and conditions hereinafter set forth;

WHEREAS, the Parties intend to effectuate the transactions contemplated by this Agreement through a sale of substantially all of the Company’s assets pursuant to Section 363 of the Bankruptcy Code; and

WHEREAS, the execution and delivery of this Agreement and the Company’s ability to consummate the transactions set forth in this Agreement are subject, among other things, to the entry of an Order of the Bankruptcy Court under, inter alia, sections 363 and 365 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE 1
DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referenced below.

“Acquired Assets” has the meaning set forth in Section 2.1(a).

“Adjustment Amount” has the meaning set forth in Section 2.3.

“Adjustment Payment” has the meaning set forth in Section 2.2(c).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934.

“Agency Agreement” has the meaning set forth in Section 7.9.

“Agent” means Hilco Merchant Resources and Gordon Brothers Retail Partners LLC.

“Agreement” has the meaning set forth in the introductory paragraph.

“Annual Audited Financial Statements” has the meaning set forth in Section 3.4.

“Approval Motion” has the meaning set forth in Section 9.5(d).

“Approval Order” has the meaning set forth in Section 9.5(d).

“Assigned TWEC Store Lease” has the meaning set forth in Section 9.5(b).

“Assignment Closing” has the meaning set forth in Section 9.5(f).

“Assignment Closing Date” has the meaning set forth in Section 9.5(f).

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Assumption Agreement” has the meaning set forth in Section 2.7(c)(vi).

“Auction” has the meaning set forth in Section 5.8(a).

“Bankruptcy Case” means the cases commenced by the Company and its affiliated debtors under chapter 11 of the Bankruptcy Code, styled In re Musicland Holding Corp., et al., Case No. 06-10064 (SMB) and pending before the Bankruptcy Court.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

“Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et. seq.

“Benefit Plan” has the meaning set forth in Section 3.13(a).

“Bidding Procedures” has the meaning set forth in the definition of “Bidding Procedures Order,” below.

“Bidding Procedures Motion” means the motion, in form and substance reasonably acceptable to the Company and the Buyer, filed by the Company pursuant to, inter alia, sections 363 and 365 of the Bankruptcy Code, to obtain the the Bidding Procedures Order.

“Bidding Procedures Order” means an Order of the Bankruptcy Court containing overbid procedures, protections and findings, in accordance with the Bidding Procedures (the “Bidding Procedures”), in form and substance reasonably satisfactory to the Company and Buyer, and that (among other things) (a) approves the provisions of Sections 5.10, 10.1 and 10.2 hereof, (b) approves the Bidding Procedures, (c) grants Buyer relief from the automatic stay to enable Buyer to exercise rights and receive benefits under this Agreement, including the ability to terminate this Agreement in accordance with Article 10 hereof, (d) authorizes and directs the Company to observe and perform its obligations under the Bidding Procedures (e) approves the Break-Up Fee and the Expense Reimbursement, (f) provides that Buyer’s claim to the Break-Up Fee and the Expense Reimbursement shall be entitled to super priority administrative claim treatment in the Bankruptcy Case, (g) establishes a date by which initial Qualified Bids must be submitted, (h) establishes the procedures for the Auction at which only Qualified Bidders who have previously submitted a Qualified Bid may bid, (j) schedules the Auction to be held not later than March 22, 2006, (k) schedules the Sale Hearing to be held not later than March 24, 2006, and

(l) requires the Company to promptly provide a copy of any Qualified Bid to Buyer and to any Qualified Bidder who has submitted a Qualified Bid; provided, however, the Bidding Procedures attached hereto as Exhibit A shall be deemed to satisfy the requirements delineated in (b) of this definition.

“Break-Up Fee” means an amount equal to $3,124,800 (less any Expense Reimbursement also payable), which shall, subject to Bankruptcy Court approval, constitute a super priority administrative expense under Section 503(b)(1) of the Bankruptcy Code and shall be paid as set forth in Section 10.2.

“Business” has the meaning set forth in the Recitals.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Transaction Expenses” means all costs and expenses incurred by or on behalf of the Buyer in connection with the preparation, execution and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, all fees and out of pocket expenses of all of Buyer’s Representatives, including attorneys, accountants, and financial advisors, and HSR Act filing fees.

“Closing” has the meaning set forth in Section 2.7.

“Closing Date” means the date and time as of which the Closing occurs as set forth in Section 2.7.

“Closing Date Payment” has the meaning set forth in Section 2.2(b).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state Law.

“Company” has the meaning set forth in the introductory paragraph.

“Company Transaction Expenses” means all costs and expenses incurred by or on behalf of the Company in connection with the preparation, execution and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, all fees and out of pocket expenses of all of the Company’s Representatives, including attorneys, accountants, and financial advisors.

“Computers” means all computer equipment and hardware, including, without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, and any and all parts and appurtenances thereto, together with all intellectual property used in connection with the operation of such computer equipment, including, without limitation, all software and rights under any licenses related to such use.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral) that is legally binding.

“Corporate Headquarters” means the Company’s principal office located at 10400 Yellow Circle Drive, Minnetonka, MN 55343-9012.

“Cost Value” means, with respect to the Inventory, the last net purchase cost (inclusive of all discounts and rebates except for cooperative advertising income that is applied against advertising expense) on file by item, and mutually agreed to by the Parties; provided, however, that the Cost Value of any item of Inventory may not exceed the lowest ticketed price, signed price or PLU price of the particular store on the Closing Date, except that the Cost Value of Defective Merchandise, Display Merchandise, and Out-of-Date Merchandise shall be the price mutually agreed upon by Buyer and the Company.  The price of Inventory offered at any of the Company’s completed or on-going store closing sales shall not be considered when determining the lowest ticketed price or PLU price.

“Cure Claim” means, with respect to each Assigned TWEC Store Lease or executory contract to be assumed and assigned pursuant to Section 2.1(b)(x), the amount necessary to cure, under section 365(b)(1) of the Bankruptcy Code, any default that arose prior to the Petition Date.

“Customers” means all of the Company’s retail and wholesale (if any) customers.

“Defective Merchandise” means any item of Inventory that is defective or otherwise not saleable in the ordinary course.

“Deposit” has the meaning set forth in Section 2.2(a).

“Disclosure Schedules” has the meaning set forth in Section 3.2.

“Display Merchandise” means any item of Inventory that is removed from its packaging, or installed, affixed or modified for purposes of a sample, display or of demonstrating its function or design.

“Distribution Center” means the Pleasant Prairie, Wisconsin distribution center operated by Deluxe Media Services, Inc.

“Dropout Notice” has the meaning set forth in Section 9.6.

“Effective Date” means the date as of which this Agreement was executed as set forth in the first sentence of this Agreement.

“Encumbrance” means any charge, lien, claim, mortgage, sublease, hypothecation, deed of trust, pledge, security interest, option, right of use, first offer or first refusal, easement, servitude, restrictive covenant, encroachment, encumbrance, or other similar restriction of any kind, other than Permitted Encumbrances.

“Environmental, Health and Safety Laws” has the meaning set forth in Section 3.8(a).

“Environmental, Health and Safety Permits” means any Governmental Authorization required under any Environmental, Health and Safety Laws.

“Equipment” means all furniture, fixtures, equipment, Computers, machinery, apparatus, appliances, implements, spare parts, signage, supplies and all other tangible personal property of every kind and description owned by the Company.

“ERISA” has the meaning set forth in Section 3.13(a).

“ERISA Affiliate” has the meaning set forth in Section 3.13(a).

“Excluded Assets” has the meaning set forth in Section 2.1(c).

“Excluded Liabilities” has the meaning set forth in Section 2.5.

“Expense Reimbursement” means all reasonable costs and expenses of Buyer (including, without limitation, expenses of counsel and other outside consultants and legal expenses related to negotiating this Agreement and investigating the Company or the Acquired Assets), not to exceed Five Hundred Thousand Dollars ($500,000.00), which shall, subject to Bankruptcy Court approval, constitute a super priority administrative expense under Section 503(b)(1) of the Bankruptcy Code and shall be paid as set forth in Section 10.2.

“Final Order” means an action taken or order issued by the applicable Governmental Authority as to which: (i) no request for stay of the action or order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it is passed, including any extensions thereof; (ii) no petition for rehearing or reconsideration of the action or order, or protest of any kind, is pending before the Governmental Authority and the time for filing any such petition or protest is passed; (iii) the Governmental Authority does not have the action or order under reconsideration or review on its own motion and the time for such reconsideration or review has passed; and (iv) the action or order is not then under judicial review, there is no notice of appeal or other application for judicial review pending, and the deadline for filing such notice of appeal or other application for judicial review has passed, including any extensions thereof.

“GAAP” means generally accepted accounting principles, consistently applied in accordance with past practice.

“General Conveyance, Transfer and Assignment” has the meaning set forth in Section 2.7(c)(iii).

“GOB Assets” has the meaning set forth in Section 2.1(c)(vii).

“GOB Sales” has the meaning set forth in Section 7.9.

“GOB Stores” shall mean those Retail Stores of the Company not designated as TWEC Stores by Buyer pursuant to Section 6.4.

“Governmental Authority” means any United States federal, state or local governmental authority, regulatory or administrative authority or any court, tribunal or judicial body having jurisdiction.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted or otherwise made available by or under the authority of any Governmental Authority.

“Gross Rings” has the meaning set forth in Section 9.4(c).

“Hazardous Substance” means any “pollutant”, “contaminant”, “solid waste”, “hazardous waste”, “hazardous material” or “hazardous substance” as defined under any Environmental, Health and Safety Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and Regulations thereunder.

“Intangible Property” has the meaning set forth in Section 2.1(b)(vi).

“Interim Unaudited Financial Statements” has the meaning set forth in Section 3.4.

“Inventory” has the meaning set forth in Section 2.1(b)(i).

“Inventory Date” has the meaning set forth in Section 9.4(a).

“Inventory Instructions” has the meaning set forth in Section 9.4(a).

“Inventory Taking” has the meaning set forth in Section 9.4(a).

“Inventory Value” has the meaning set forth in Section 9.4(b).

“IRC” means the Internal Revenue Code of 1986, as amended, and regulations issued by the IRS pursuant to the Internal Revenue Code.

“Knowledge” means with respect to any matter in question, in the case of the Company, if any of the executives of the Company has actual knowledge or knowledge that could be obtained after reasonable inquiry and investigation of the matter in question (but without imposing any requirement or obligation that any of the executives contact or question any Person, including any customer, supplier or sales representative, that is not either a party to this Agreement or a director, officer or employee of any of the Company).

“Lease Assumption Notice” has the meaning set forth in Section 9.5(b).

“Leased Real Property” has the meaning set forth in Section 3.5.

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Liability” shall mean all liabilities and obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Material Adverse Effect” means any state of facts, events, changes or effects that, individually or in the aggregate with all other state of facts, events, changes or effects, (a) is materially adverse to or materially impairs, (i) the value, condition or use of the Acquired Assets taken as a whole and the business of the TWEC Stores taken as whole, or (ii) the ability of any party hereto to perform its obligations under this Agreement, or (b) prevents or materially delays consummation of the transactions contemplated by this Agreement; provided, however, that the following shall not constitute a Material Adverse Effect: any state of facts, events, changes or effects (a) resulting from or arising in connection with (i) general economic or industry-wide conditions, (ii) consummation of the transactions contemplated in this Agreement, or (iii) any condition described in the Disclosure Schedules, or (b) attributable to the fact that the prospective owner of the Acquired Assets is Buyer.

“Merchandise” means Inventory that is salable in the ordinary course of business.

“Order” means any award, writ, injunction, judgment, order or decree entered, issued, made, or rendered by any Governmental Authority.

“Organizational Documents” has the meaning set forth in Section 3.1.

“Out-of-Date Merchandise” means any Inventory that will have expired or be past its expiration date within thirty (30) days of the Closing Date.

“Party” or “Parties” means, individually or collectively, Buyer and the Company.

“Permits” has the meaning set forth in Section 2.1(b)(iii).

“Permitted Encumbrances” means (i) statutory liens for current property Taxes and assessments not yet due and payable, including, without limitation, liens for ad valorem Taxes and statutory liens not yet due and payable arising other than by reason of any default on the part of the Company, in each case to the extent reflected on the audited balance sheet of the Company as of  February 1, 2005, and (ii) easements, covenants, conditions, restrictions and other similar matters of record on real property, leasehold estates or personalty that do not in any material respect detract from the value thereof and do not individually or in the aggregate in any material respect interfere with the present use of the property subject thereto.

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Authority.

“Petition Date” has the meaning set forth in the Recitals.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 2.2.

“Qualified Bid” means a written proposal provided to the Company for the purchase of substantially all of its assets by a potential bidder and which is transmitted to Buyer within one (1) business day of the Company’s receipt thereof: (a) that does not contain any financing or due diligence contingencies beyond those contemplated by this Agreement, (b) that is accompanied by a marked copy of this Agreement, which shall be the agreement pursuant to which such prospective purchaser proposes to acquire the assets sought to be acquired (proposals may be for less than substantially all assets); (c) that is accompanied by reasonable evidence of committed financing or other ability to perform; (d) that is accompanied by a good-faith deposit equal to the lesser of $10,000,000 and 10% of the Purchase Price proposed by such bidder and payable to the Company; (e) that is timely submitted by the bid deadline set forth in the Bidding Procedures Order and (f) that is accompanied by a letter stating that the bidder’s offer is irrevocable until the earlier of (i) two business days after the Closing date of an alternative sale or sales approved by the Bankruptcy Court and (ii) forty-five days after the conclusion of the Sale Hearing.  This Agreement shall be deemed to be a Qualified Bid.  The Company shall have the right, in its sole discretion, to waive the requirement under (e) of this designation.

“Qualified Bidder” means a person or entity who/that has delivered a Qualified Bid to the Company and that the Company in good faith and in its sole discretion determines is reasonably likely (based on the availability of financing and proof of financial ability, experience and other relevant considerations) to be able to consummate a transaction based on such proposal, if selected as the successful bidder.  Buyer shall be deemed to be a Qualified Bidder.

“REA” has the meaning set forth in Section 9.5(d).

“Replay Rewards” means the Company’s customer loyalty program pursuant to which customers of the Company earn points through purchases made at the Company’s Retail Stores.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

“Residual GOB Assets” has the meaning set forth in Section 2.1(b)(xi).

“Retail Stores”  means those retail stores set forth on Schedule 3.5.  Each Retail Store shall be either a TWEC Store or GOB Store under this Agreement.

“Retained HQ Staff” has the meaning set forth in Section 9.7.

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement and the Agency Agreement.

“Sale Motion” means the motion, in form and substance reasonably acceptable to the Company and the Buyer, filed by the Company pursuant to, inter alia, sections 363 and 365 of the Bankruptcy Code to obtain the Sale Order, approve the transactions contemplated by this Agreement and the Agency Agreement.

“Sale Order” means an Order of the Bankruptcy Court, in form and substance reasonably acceptable to the Company and the Buyer, pursuant to, inter alia, sections 363 and 365 of the Bankruptcy Code authorizing and approving, inter alia, the sale of the Acquired Assets on the terms and conditions set forth herein, free and clear of all Encumbrances, to Buyer, the assumption and assignment of the Assumed Liabilities, and containing: (i) a finding that Buyer has acted in “good faith” within the meaning of section 363(m) of the Bankruptcy Code, and (ii) an extension of the Company’s time to assume or reject leases under section 365(d)(4) of the Bankruptcy Code through at least the TWEC Designation Period (as defined in Section 9.5 herein).

“Sales Taxes” means all sales, excise, gross receipts and other Taxes (other than Taxes on income) attributable to sales of Inventory at the Company’s stores payable to any Taxing authority having jurisdiction.

“Store Leases” has the meaning set forth in Section 3.5.

“Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means (i) any federal, state, provincial, local, foreign or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the IRC), natural resources, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar taxes, duty, levy or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not) and (ii) any transferee liability in respect of any items described in clause (i) above.

“Tax Return” means any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

“Tech Center” means the Company’s tech center located at 7450 Flying Cloud Drive, Suite 200, Eden Prairie, MN 55344-3725 .

“Termination Notice” has the meaning set forth in Section 10.1(d).

“Title IV Plan” has the meaning set forth in Section 3.13(b).

“Transaction Documents” means this Agreement and any other agreements, instruments, or documents entered into pursuant to this Agreement.

“Transferred Employees” has the meaning set forth in Section 2.8.

“Transition Period” has the meaning set forth in Section 9.7.

“Transition Services”  has the meaning set forth in Section 9.7.

“TWEC Designation Period” has the meaning set forth in Section 9.5(a).

“TWEC Stores” means the Retail Stores of the Company designated as such by Buyer pursuant to Section 6.4.

“TWEC Store Carrying Costs” has the meaning set forth in Section 9.6.

“TWEC Store Employees” has the meaning set forth in Section 2.8.

“TWEC Store Leases” means the Store Leases for the TWEC Stores identified by Buyer pursuant to Section 6.4.

ARTICLE 2
PURCHASE AND SALE; CLOSING

2.1           Purchase and Sale.

(a)           On and subject to the terms and conditions of this Agreement, the Company shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all Encumbrances other than Permitted Encumbrances, and Buyer shall purchase and acquire from the Company, free and clear of all Encumbrances other than Permitted Encumbrances, all of the Company’s right, title and interest in and to any and all of the assets set forth in Section 2.1(b) below (the “Acquired Assets”); provided, however, that the Acquired Assets shall not include the Excluded Assets.

(b)           Subject to Section 2.1(c), the Acquired Assets shall include all of the property and assets, real, personal or mixed, tangible and intangible (including goodwill), of every kind and description, located at the TWEC Stores, the Corporate Headquarters, the Tech Center, the Distribution Center, or in the possession of third-party bailees, whether accrued, contingent or otherwise, belonging to the Company at the Closing Date (other than the Excluded Assets), including, but not limited to, all assets of the Company on the Closing Date described in the following clauses (i) through (xii):

(i)            Inventory  All right, title and interest in and to all inventory of the Company located in the TWEC Stores, the Distribution Center, the Corporate Headquarters and the Tech Center, or in the possession of any third-party bailees (the “Inventory”), including, without limitation, all Merchandise, Defective Merchandise, Display Merchandise and Out-of-Date Merchandise.

(ii)           Equipment.  All right, title and interest in and to all Equipment located in the Corporate Headquarters, the Tech Center, the Distribution Center and the TWEC Stores, including, without limitation, those items listed on Schedule 2.1(b)(ii).

(iii)          Permits.  All right, title and interest in, to and under all transferable licenses and permits held by the Company for the TWEC Stores, including, without limitation, those licenses and permits described on Schedule 2.1(b)(iii) (the “Permits”).

(iv)          Prepaid Expenses.  All right, title and interest in and to all prepaid rentals, other prepaid expenses and deposits relating to any of the TWEC Stores.

(v)           Customers.  All right, title and interest in and to all Customers.

(vi)          General Intangibles.  All right, title and interest in and to all transferable general intangibles, including without limitation, trademarks, trademark licenses, patents, trade names, trade systems, websites operated by or for the Company, including any server, software, or other equipment or program associated with such websites, books and records (including employee books and records), and transferable Customer lists and Customer loyalty programs to the extent the Company has the right to transfer such Customer lists and Customer loyalty programs, and related assets (collectively, “Intangible Property”).

(vii)         Books and Records.   All right, title and interest in and to all books and records (including employee books and records) other than those books and records expressly excluded pursuant to Section 2.1(c) herein.

(viii)        TWEC Store Lease Rights.  The right to direct the Company to seek Bankruptcy Court authority to assume and assign each of the TWEC Store Leases to Buyer under section 365 of the Bankruptcy Code.

(ix)           TWEC Store Leases.  All of the Company’s right, title and interest in, to and under all TWEC Store Leases that Buyer elects to have assumed and assigned to it, as contemplated by Section 9.5 herein

(x)            Contracts.  All of the Company’s right, title and interest in, to and under the Contracts listed on Schedule 2.1(b)(x).

(xi)           Residual GOB Assets.  Any GOB Assets not disposed of by the GOB Agent pursuant to the GOB Sales (the “Residual GOB Assets”).

(xii)          Other Property.  All other or additional privileges, rights, and interests, associated with the Acquired Assets of every kind and description and wherever located that are used or intended for use in connection with, or that are necessary to the continued operation of, the TWEC Stores as presently being operated

(xiii)         Insurance Proceeds.  Proceeds under any insurance policy of the Company received as a result of or allocable to any Acquired Asset or GOB Asset.

(c)           Notwithstanding any provisions of this Agreement to the contrary, the Acquired Assets shall not include any of the following (collectively, the “Excluded Assets”):

(i)            Consideration.  The Purchase Price delivered to the Company pursuant to this Agreement.

(ii)           Cash.  All cash and cash equivalents (including all marketable securities and negotiable instruments) of the Company as of the Closing Date.

(iii)          Bank Accounts.  All bank accounts of the Company as of the Closing Date.

(iv)          Accounts.  All accounts, accounts receivable, deposits and other receivables (other than amounts owing under any TWEC Store Leases to be assumed and assigned to Buyer) and all other rights to payment for goods sold or leased or for services rendered prior to the Closing Date at either the TWEC Stores or the GOB Stores, together with all instruments and all documents of title representing any of the foregoing, all rights in any merchandise or goods which any of the same represent, and all rights, title, security and guaranties of the Company with respect to any of the foregoing.

(v)           Litigation.  All claims or rights related to litigation to which the Company is a party (other than amounts owing under any TWEC Store Leases to be assumed and assigned to Buyer), including without limitation, avoidance and other bankruptcy estate causes of action.

(vi)          Magazine Program.  All payments owed to the Company under its magazine program, including those owned by Time Direct Ventures.

(vii)         GOB Assets.  All assets of the Company located at the GOB Stores (the “GOB Assets”) as of the Closing Date.

(viii)        Insurance Policies.  All insurance policies of the Company (including prepaid premiums and insurance proceeds other than insurance proceeds set forth in Section 2.1(b)(xiii)).

(ix)           Capital Stock.  The Company’s capital stock and stock records.

(x)            Corporate Minute Books.  The Company’s corporate minute books

(xi)           Contracts.  Any and all Contracts other than the contracts that are to be acquired pursuant to Sections 2.1(b)(iii),(vi),(ix), (x) and (xii).

(xii)          Scheduled Excluded Assets.  The other assets of the Company specifically listed on Schedule 2.1(c)(xii).

2.2           Cash Purchase Price.

Subject to the terms and conditions of this Agreement, the aggregate consideration to be paid by Buyer to the Company for the Acquired Assets, and for the GOB Agent to have the right to conduct GOB Sales pursuant to the terms and conditions of the Agency Agreement, in addition to the assumption of the Assumed Liabilities, shall be an amount in cash, equal to $104,160,000 (the “Purchase Price”), subject to the adjustment set forth in Section 2.3, to be payable as follows:

(a)   Buyer shall pay to the Company $10,000,000 in good and immediately available funds within one (1) business day of entry of the Bidding Procedures Order (the “Deposit”).  The Company shall hold the Deposit in a segregated, interest bearing account with interest to accrue thereon for the benefit of Buyer.  The Company will be entitled to retain the Deposit and interest accrued thereon upon Closing.  The Deposit, plus all accrued interest thereon, shall be returned to the Buyer upon the earliest to occur of (i) any termination of the Agreement pursuant to Section 10.1 (other than Section 10.1(e)), (ii) two (2) business days after the closing of a Bankruptcy Court approved alternative transaction, and (iii) 45 days after the conclusion of the Sale Hearing.

(b)   Buyer shall pay to the Company $68,120,000 (less interest accrued on the Deposit) in good and immediately available funds (the “Closing Date Payment”) and shall post letters of credit in form and substance, and from a financial institution, reasonably satisfactory to the Company for the balance of $26,040,000 at the Closing; and

(c)   Buyer shall pay to the Company the balance of $26,040,000, plus or minus the Adjustment Amount calculated pursuant to Section 2.3 (the “Adjustment Payment”), no later than two (2) business days after the final reconciliation of the Inventory Taking.

2.3           Purchase Price Adjustment.

The Purchase Price is premised on the aggregate Inventory Value being not less than $168,000,000.  In the event that the aggregate Inventory Value, as determined pursuant to Section 9.4(b), is less than or greater than $168,000,000, the Purchase Price shall be decreased or increased by the amounts set forth below (the “Adjustment Amount”):

(a)   If the aggregate Inventory Value is less than $168,000,000, the Adjustment Amount shall be a reduction in Purchase Price of sixty-two cents ($0.62) for each dollar of such deficiency.

(b)   If the aggregate Inventory Value is greater than $168,000,000, the Adjustment Amount shall be an increase in the Purchase Price of by sixty-two cents ($0.62) for each dollar of such excess.

(c)   To the extent that after final reconciliation of the Inventory Taking, it is determined that the Closing Date Payment exceeded the amount that was due the Company under this Agreement, the Company shall cause any overpayment to be immediately refunded to Buyer.

2.4           Assumption of Liabilities.

Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall execute and deliver the Assumption Agreement, pursuant to which it shall assume and agree to perform, pay or discharge, from and after the Closing only the following Liabilities of the Company relating to the Acquired Assets and the TWEC Store Leases (collectively, the “Assumed Liabilities”), and no others:

(a)   All Liabilities arising out of or relating to the Acquired Assets that accrue after the Closing Date.

(b)   All Liabilities arising out of the Assigned TWEC Store Leases that accrue after the Assignment Closing Date.

(c)   The TWEC Store Carrying Costs set forth in Section 9.6.

(d)   The Cure Claims (i) under each Assigned TWEC Store Lease, in an amount not to exceed $4,200,000 in the aggregate, and (ii) under each executory contract assumed and assigned pursuant to Section 2.1(b)(x).

(e)   All Liabilities arising out of or relating to gift cards, gift certificates, store credits, Replay Rewards certificates presented at the TWEC Stores in an amount not to exceed $11,700,000, and all Liabilities arising out of any returns presented at the TWEC Stores.

(f)    Fifty percent (50%) of any transfer fees that must be and are actually paid to any Governmental Authority or third party to transfer to Buyer all of the Company’s right title and interest in to and under any Permits and General Intangibles, in an amount not to exceed $1,000,000.

(g)   The following Liabilities relating to the Transferred Employees:

(i)            Accrued vacation in an amount not to exceed $869,000; and

(ii)           Field bonuses in an amount not to exceed $350,000.

It is not the intention of either Buyer or Company that the assumption by Buyer of the Assumed Liabilities shall in any way enlarge the rights of any third parties relating thereto. Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume or have any liability or responsibility for any Liability of the Company other than the Assumed Liabilities.

2.5           Excluded Liabilities.

Notwithstanding any provisions of this Agreement to the contrary, other than the Assumed Liabilities, Buyer shall not assume, or in any way be liable or responsible for, any Liabilities (including Liabilities relating to the conduct of the Business or to the Acquired Assets (and the use thereof) at any time on or prior to the Closing Date), whether relating to or arising out of the Business or the Acquired Assets or otherwise, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (the “Excluded Liabilities”).  In furtherance of the foregoing and not in limitation thereof, except for the Assumed Liabilities, in no event shall Buyer be liable or responsible for:

(a)   any Liability of the Company or its directors, officers, stockholders or agents (acting in such capacities), arising out of, or relating to, this Agreement or the transactions contemplated by this Agreement, whether incurred prior to, at or subsequent to the Closing Date, including, without limitation, all finder’s or broker’s fees and expenses and any and all fees and expenses of any Representatives of the Company;

(b)   any Liabilities relating to events or conditions occurring or existing in connection with or arising out of, the Business as operated prior to the Closing Date, or the ownership, possession, use, operation or sale or other disposition prior to the Closing Date of any Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business);

(c)   any Liabilities to any persons at any time employed by the Company or its predecessors-in-interest at any time or to any such person’s spouses, children, other dependents or beneficiaries, with respect to incidents, events, exposures or circumstances occurring at any time during the period or periods of any such persons’ employment by the Company or its predecessors-in-interest, whenever such claims mature or are asserted (other than those assumed by Buyer under Section 2.4), including without limitation, all Liabilities arising (i) under any Company Benefit Plans, except as specifically set forth in Section 2.4, (ii) under any employment, wage and hour restriction, equal opportunity, discrimination, plant closing or immigration and naturalization laws, (iii) under any collective bargaining laws, agreements or arrangements or (iv) in connection with any workers’ compensation or any other employee health, accident, disability or safety claims;

(d)   any Liabilities relating to the Acquired Assets based on events or conditions occurring or existing prior to the Closing Date and connected with, arising out of or relating to: (i) any dispute for services rendered or goods manufactured or sold, including, without limitation, product warranty claims and product liability claims, and claims for refunds, returns, personal injury and property damage (other than as specifically set forth in Section 2.4), (ii) Hazardous Substances or Environmental, Health and Safety Laws, (iii) claims relating to employee health and safety, including claims for injury, sickness, disease or death of any Person or (iv) compliance with any Legal Requirement relating to any of the foregoing;

(e)   any Liabilities, known or unknown, fixed, contingent or otherwise, the existence of which is a breach of, or inconsistent with, any representation, warranty, covenant, obligation or agreement of the Company set forth in this Agreement or in any of the other Transaction Documents;

(f)    any Liability relating to any Proceeding pending on the Closing Date, or instituted thereafter, based on events or conditions occurring or existing in connection with, or arising out of, the Business as operated by the Company, or the ownership, possession, use or sale of the Acquired Assets or the Leased Real Property, prior to the Closing Date;

(g)   any Liability for Taxes attributable to periods prior to the Closing Date, including, without limitation, Taxes attributable to, or resulting from, recapture, or otherwise arising from the transactions contemplated by this Agreement;

(h)   any Liability relating to events or conditions occurring or existing in connection with, or arising out of, the Excluded Assets, including without limitation, any Liability relating to the GOB Assets or the GOB Stores; and

(i)    any Liability incurred by the Company or its respective directors, officers, stockholders, agents or employees (acting in such capacities) after the Effective Date.

2.6           Further Assurances.

At the Closing, and at all times thereafter as may be necessary, the Company and Buyer shall execute and deliver such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Buyer title to the Acquired Assets free and clear of all Encumbrances other than Permitted Encumbrances, and to comply with the purposes and intent of this Agreement and such other instruments as shall be reasonably necessary or appropriate to evidence the assignment by the Company and assumption by Buyer of the Assigned TWEC Store Leases.  The Company and Buyer shall cooperate with one another to execute and deliver such other documents and instruments as may be reasonably required to carryout the transactions contemplated hereby.

2.7           The Closing.

(a)           Closing.  The purchase and sale of the Acquired Assets provided for in this Agreement (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Suite 1900, Chicago, Illinois 60606 on the date that is one (1) business day following the date all conditions to Closing that must be satisfied prior to Closing have been met, or at such other time and place as the Parties may agree, effective at 12:01 a.m. on such date (the applicable time and date on which the Closing shall occur is referred to herein as, the “Closing Date”).

(b)           Deliveries by the Company.  At the Closing, in addition to such other actions as may be provided for herein, the Company shall deliver or cause to be delivered to Buyer the following:

(i)            the officer’s certificates contemplated by Sections 7.1 and 7.2;

(ii)           a certificate, dated the Effective Date, of the Secretary of the Company certifying the resolutions adopted by the Board of Directors of the Company approving the execution and delivery of this Agreement and the consummation of the transactions contemplated under this Agreement;

(iii)          certificates of incumbency for the respective officers of the Company executing this Agreement and the other Transaction Documents, dated as of the Closing Date;

(iv)          a duly executed General Conveyance, Transfer and Assignment in the form attached hereto as Exhibit B (“General Conveyance, Transfer and Assignment”) covering all of the Acquired Assets, except for the TWEC Store Leases, transferred by the Company;

(v)           all other instruments of conveyance and transfer in form and substance reasonably acceptable to Buyer as are necessary to convey the Acquired Assets to Buyer; and

(vi)          all other previously undelivered certificates, agreements and other documents required to be delivered by the Company at or prior to the Closing in connection with the transactions contemplated hereby.

(c)           Deliveries by Buyer.  At the Closing, in addition to such other actions as may be provided for herein, Buyer shall deliver or cause to be delivered to the Company the following:

(i)            the Closing Date Payment in good and immediately available funds;

(ii)           the letters of credit as set forth in Section 2.2;

(iii)          the officer’s certificates contemplated by Sections 8.1 and 8.3;

(iv)          a certificate, dated the Effective Date, of the Secretary of Buyer certifying the resolutions adopted by the Board of Directors of Buyer approving the execution and delivery of this Agreement and the consummation of the transactions contemplated under this Agreement;

(v)           certificates of incumbency for the respective officers of Buyer executing this Agreement and the other Transaction Documents, dated as of the Closing Date;

(vi)          a duly executed Assumption Agreement in the form attached hereto as Exhibit C (“Assumption Agreement”) covering the Assumed Liabilities;

(vii)         all other instruments of assumption in form and substance reasonably acceptable to the Company as are necessary to assign the Assumed Liabilities to Buyer; and

(viii)        all other previously undelivered certificates, agreements and other documents required to be delivered by Buyer at or prior to the Closing in connection with the transactions contemplated hereby.

2.8           Employee Matters.

Prior to the Closing Date, Buyer shall, in its sole and absolute discretion, offer employment to the Company’s employees employed at the TWEC Stores (the “TWEC Store Employees”) on terms and conditions substantially similar to those that exist as of the Closing Date, such employment to commence as of the Closing Date.  Those Persons who accept Buyer’s offer of employment shall become employees of the Buyer on the Closing Date,  and shall hereafter be referred to as “Transferred Employees.”

2.9           Allocation of Purchase Price.

The Purchase Price will be allocated among the Acquired Assets and the Assumed Liabilities in the amounts set forth on Schedule 2.9.  Buyer and the Company shall make any and all filings with any Taxing authorities consistent with the allocations set forth on Schedule 2.9.  Such allocation of the Purchase Price will not be binding in the Bankruptcy Case upon the Company’s creditors and other parties in interest and will not have precedential value with respect to any allocations of value contained in a plan of reorganization or liquidation involving the Company.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer as follows:

3.1           Organization and Good Standing.

The Company has the full corporate power and authority to own its property and carry on the nature of the business now being conducted.  The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except where the failure to so qualify or be licensed would not have a Material Adverse Effect, all of which jurisdictions are set forth in Schedule 3.1.  Complete copies of the certificate of incorporation and the bylaws of the Company, as amended to the Effective Date (collectively, the “Organizational Documents”), have been made available for review by Buyer.

3.2           Authority; Validity; Consents.

The Company has, subject to requisite Bankruptcy Court approval, the requisite corporate power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby.  Subject to requisite Bankruptcy Court approval, the execution, delivery and performance of this

Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated herein and therein have been duly and validly authorized in accordance with the Organizational Documents and the Company has obtained all necessary authorizations and approvals from its Board of Directors required in connection therewith.  Subject to requisite Bankruptcy Court approval, this Agreement and the other Transaction Documents constitute the legal, valid and binding obligations of the Company enforceable against it in accordance with its respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity.  Subject to requisite Bankruptcy Court approval, except as set forth in Schedule 3.2 of the disclosure schedules delivered to Buyer in accordance with Section 5.11 (the “Disclosure Schedules”), and other than all necessary HSR Act filings, the Company is not required to give any notice to, make any filing with or obtain any consent from any Person (including any Governmental Authority) in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation or performance of any of the transactions contemplated hereby and thereby.

3.3           No Conflict.

Once the consents and other actions described in Schedule 3.2 have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of the Company under (a) the Organizational Documents, (b) any Order binding on the Company, or (c) any material Legal Requirement binding on the Company.

3.4           Financial Statements.

Attached as Schedule 3.4 are (i) the audited consolidated balance sheets of the Company as of February 28, 2005 and February 29, 2004 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year ended February 28, 2005 and for the period from June 16, 2003 (date of inception) to February 29, 2004 (the “Annual Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of November 30, 2005 and the related consolidated statements of operations and cash flows for the nine-month period then ended (the “Interim Unaudited Financial Statements”).   The Interim Unaudited Financial Statements were prepared in accordance with GAAP (subject to normal year end adjustments, the effect of which are not material in nature, and except for the omission of certain footnotes and other presentation items required by GAAP) consistently applied and maintained throughout the periods indicated, and fairly present in all material respects the financial position, results of operations and cash flows of the Company as of the date thereof and for the periods covered thereby.

3.5           Real Property.

The Company does not own any real property.  Schedule 3.5 sets forth a true, correct and complete list of each parcel of real property leased, subleased or occupied by the Company in the operation of its business (the “Leased Real Property”) and a list of each Contract granting the Company the possession, use, occupancy or enjoyment in the Leased Real Property (the “Store Leases”).  The Leased Real Property constitutes all of the real property leased, subleased or occupied by the Company as of the date hereof in the operation of its retail stores and there are no leases, subleases, licenses or other agreements granting to any Person other than the Company any rights to the possession, use, occupancy or enjoyment of the Leased Real Property or any portion thereof.  Except as set forth in Schedule 3.5, with respect to each of the Store Leases:

(i)            Each Store Lease is legal, valid, binding, enforceable and in full force and effect; and

(ii)           Except as set forth on Schedule 3.5(ii), all rent and other sums and charges payable by the Company as tenant thereunder are current, no notice of default or termination under any such Store Lease is outstanding, no termination event or condition or uncured default on the part of the Company, or to the Company’s Knowledge, the landlord, exists under any Store Lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition.

3.6           Title to Assets.

Except as set forth on Schedule 3.6, upon entry and effectiveness of the Sale Order, and in accordance with the terms of the Sale Order and the Bankruptcy Code, (a) the Company shall have the power and right to sell, assign, transfer and deliver, as the case may be, to Buyer the Acquired Assets, and (b) at the Closing, the Company will have good and valid title to each of the Acquired Assets, except for the TWEC Store Leases, as to which the Company will have valid leasehold interests, and Buyer will acquire all of the Company’s right, title and interest in, to and under all of the Acquired Assets, in each case free and clear of any and all Encumbrances other than Permitted Encumbrances.

3.7           Equipment.

The Company has good and valid title to, or a valid leasehold interest in, the Equipment constituting a portion of the Acquired Assets.  Except as set forth on Schedule 3.7, and except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, all such Equipment of the Company is free from material defects, has been maintained in accordance with normal industry practice, and is in good operating condition and repair, subject to normal wear and tear.

3.8           Environmental, Health and Safety Matters.

(a)           The Company has provided Buyer with true and complete copies of all environmental reports and studies in the Company’s possession, or of which the Company has Knowledge, concerning the Leased Real Property. Except as set forth on Schedule 3.8, with respect to the Leased Real Property, the Company (i) has not received (A) any written notice regarding any material Liabilities or potential material Liabilities arising under any laws concerning environmental, health or safety matters (“Environmental, Health and Safety Laws”) or its Environmental, Health and Safety Permits, or (B) any other notice regarding any material Liabilities or potential material Liabilities arising under Environmental, Health, and Safety Laws or their respective Environmental, Health and Safety Permits and (ii) is not in any actual or alleged violation of any applicable Legal Requirement relating to Environmental, Health, and Safety Laws.

(b)           Except as set forth on Schedule 3.8, (i) none of the following exists at the Leased Real Property or at any of the TWEC Stores: (A) underground storage tanks, (B) asbestos-containing material in any friable and damaged form or condition, (C) materials or equipment containing polychlorinated biphenyls, (D) landfills, surface impoundments, or disposal areas, or (E) the presence of Hazardous Substances or environmental contamination in, under or upon the soil, surface water, air or groundwater, in each case, at concentration levels in excess of applicable standards pursuant to Environmental, Health and Safety Laws, and (ii) the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance at any of the Leased Real Property in a manner that has given or would give rise to any Liabilities.

(c)           This Section 3.8 shall constitute the sole and exclusive representations and warranties of the Company with respect to environmental, health and safety matters.

3.9           Compliance with Legal Requirements; Permits.

Except as set forth in Schedule 3.9, the Company is not in violation of any material Legal Requirement applicable to the operation of the TWEC Stores except as would not be reasonably likely to have a Material Adverse Effect.  The Company has not received any written notification from any Governmental Authority asserting that it is not in compliance with any material Legal Requirement applicable to the operation of the TWEC Stores.  Except as set forth on Schedule 3.9, (i) the Company holds all material permits, licenses, certificates, accreditation and other authorizations of all Government Authorities required for the operation of the TWEC Stores as presently operated or in connection with the ownership of the Acquired Assets except as would not be reasonably likely to have a Material Adverse Effect on the Acquired Assets or the Business taken as a whole; (ii) the Company has not received any written notices alleging the failure to hold any permit, license, certificate, accreditation or other authorization of any Government Authority related to any of the TWEC Stores; and (iii) the Company is in compliance with all material terms and conditions of all material permits, licenses, accreditations and authorizations which it holds with respect to each of the TWEC Stores except as would not be reasonably likely to have a Material Adverse Effect.

3.10         Legal Proceedings.

Except as set forth in Schedule 3.10, and except  for the Bankruptcy Case and matters arising in the Bankruptcy Case, the Company is not a party to any Proceeding or, to the Company’s Knowledge has been threatened with, any Proceeding reasonably likely to result in a Material Adverse Effect.  Other than with respect to orders entered in the Bankruptcy Case, there is no outstanding Order of any Governmental Authority to which the Company is subject nor is the Company in default with respect to any such Order.

3.11         Labor Relations.

Except as set forth on Schedule 13.11, there are no collective bargaining agreements and there is no pending or, to the Company’s Knowledge threatened, strike, slowdown, picketing, work stoppage, or any pending application for certification of a collective bargaining agent involving the Company on the Effective Date.

3.12     Intangible Property.

(a)           Schedule 3.12(a)(i) sets forth, for the Intangible Property owned by the Company, a true and complete list of all material United States and foreign (i) patents; (ii) trademark registrations (including Internet domain registrations), trademark applications; and (iii) registered copyrights and copyright applications. The Company is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application and registration listed on Schedule 3.12(a)(i).  Schedule 3.12(a)(ii) lists all material software which is owned, licensed or leased by the Company, and identifies which software is owned, licensed or leased, as the case may be.

(b)           The Company has not licensed or sublicensed its rights in any material Intangible Property. Except as set forth on Schedule 3.12(b), no royalties, honoraria or other fees or sums are payable by the Company to any third parties for the use of or right to use any Intangible Property.

(c)           Except as set forth on Schedule 3.12(c), (i) the Company has all ownership right, title and interest in or to, or has a valid right to use, free and clear of all Encumbrances other than Permitted Encumbrances, the Company’s material Intangible Property, and right to all other material Intangible Property as necessary for the conduct of the Business as it is being conducted as of the date hereof; and (ii) the Company’s material Intangible Property is subsisting, in full force and effect, and has not been cancelled, expired, or abandoned, and is valid and enforceable, except as would not be reasonably likely to have a Material Adverse Effect.

3.13     Employee Benefits Compliance.

(a)           Schedule 3.13(a) lists, as of the date of this Agreement, a true and complete list of each material deferred compensation and each incentive compensation, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(I) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination, severance or a “change in control” agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which the Company or any ERISA Affiliate is party, for the benefit of any employee or director or any former employee or director of the Company or any subsidiary of the Company (each such plan is referred to herein as a “Benefit Plan”). The terms and administration of each Benefit Plan are in compliance with applicable law (including ERISA and the IRC) in all material respects, except as would not reasonably be expected to result in the imposition of any Liabilities upon Buyer.

(b)           With respect to each Benefit Plan subject to Title IV or Section 302 of ERISA (“Title IV Plan”), no condition exists, that could reasonably be expected to result in the imposition of any Liabilities upon Buyer.  Except as set forth on Schedule 3.13(b), no Benefit Plan provides any medical, disability or life insurance benefits to any employees of the Business after termination of employment. No Title IV Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA, nor is any Title IV Plan a plan described in Section 4063(a) of ERISA.

(c)           Schedule 3.13(c) lists each Benefit Plan under which the consummation of the transactions contemplated hereby could, either alone or in combination with another event, (i) entitle any current or former employee (other than any current or former employee the terms of whose employment is or was subject to collective bargaining), director or officer of the Company or any ERISA Affiliate to severance pay or any other material payment, or (ii) accelerate the time of payment or vesting, or increase materially the amount of compensation due any such employee, director or officer.

3.14     Taxes.

(a)           The Company has duly, timely and properly filed with the appropriate Governmental Authority all material Tax Returns required to be filed by it.  All such Tax Returns of the Company are true, correct and complete in all material respects and all Taxes covered by such Tax Returns have been timely paid in full (whether or not shown as due on any Tax Return) except for (i) Taxes which are being contested in good faith in accordance with appropriate proceedings (and which are disclosed on Schedule 3.14(a)(i)), (ii) Taxes disclosed on Schedule 3.14(a)(ii) or (iii) which, individually or in the aggregate, would not reasonably be expected to result in any material Liability to the Company.

(b)           The Company is not a foreign person for purposes of Section 1445(a) of the IRC.

3.15     Brokers or Finders.

Neither the Company nor any of its Affiliates has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.  The Company shall indemnify and hold the Buyer and its affiliates harmless from any such claim against the Buyer by anyone claiming by through or under the Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company as follows:

4.1           Organization and Good Standing.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of New York.  Buyer has the full corporate power and authority to own its property, carry on its business as now being conducted and as proposed to be conducted following the Closing, and to carry out the transactions contemplated hereby.

4.2           Authority; Validity; Consents.

Buyer has the requisite corporate power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate actions in respect thereof.  This Agreement and the other Transaction Documents to which it is a party constitute the legal, valid and binding obligation of Buyer, enforceable against it in accordance with their respective terms except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of public policy.  Except as set forth in Schedule 4.2, Buyer shall not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party or the consummation or performance of any of the transactions contemplated hereby or thereby.

4.3           No Conflict.

Once the consents and other actions described in Schedule 4.2 have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer under (a) any agreement, indenture, or other instrument to which it is bound, (b) the certificate of incorporation and bylaws agreement of Buyer, as applicable, (c) any Order of any Governmental Authority, or (d) any Legal Requirement.

4.4       Brokers or Finders.

The Buyer has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this

Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.  Buyer shall indemnify and hold the Company and its affiliates harmless from any such claim against the Company by anyone claiming by through or under Buyer.

4.5           Legal Proceedings.

There is no pending Proceeding that has been commenced or that has been threatened, against or otherwise relating to or involving Buyer or any of its assets, at law or in equity, that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

4.6           Sufficiency of Funds.

Buyer (a) has, as of the date hereof, and will have as of the Closing, sufficient funds available to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement; (b) has, as of the date hereof, and will have at Closing, the resources and capabilities (financial or otherwise) to perform its obligations hereunder and (c) has not, as of the date hereof, and will not have as of the Closing, incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would impair or adversely affect such resources and capabilities.

4.7           Acquired Assets “AS IS”; Buyer’s Acknowledgment Regarding Same.

Buyer agrees, warrants, and represents that, except as set forth in this Agreement, the Transaction Documents or the Schedules hereto, (a) Buyer is purchasing the Acquired Assets on an “AS IS” basis based solely on Buyer’s own investigation of the Acquired Assets and (b) neither the Company nor any real estate broker, agent, officer, employee, servant, attorney, or representative of the Company has made any warranties, representations or guarantees, express, implied or statutory, written or oral, respecting the Acquired Assets, or any part of the Acquired Assets, including the Leased Real Property, or any matters pertaining thereto, including respecting the compliance or non-compliance with or the applicability or non-applicability of, any other building, health, zoning, Environmental, Health and Safety Laws, or any other applicable city and county, state, or federal statute, ordinance, code, rule, regulation, or other law, relating to the Acquired Assets, or any part thereof, or relating to the financial performance of the Acquired Assets or the Business, or otherwise with regard to or pertaining to the Acquired Assets, Buyer’s intended use and operation thereof, or the physical condition of the Acquired Assets.  Buyer further acknowledges that the consideration for the Acquired Assets specified in this Agreement has been agreed upon by the Company and Buyer after good-faith arms’-length negotiation in light of Buyer’s agreement to purchase the Acquired Assets “AS IS”, except as set forth in this Agreement, the Transaction Documents and the Schedules hereto.  Buyer agrees, warrants, and represents that, except as set forth in this Agreement, the Transaction Documents or the Schedules hereto, Buyer has relied, and shall rely, solely upon Buyer’s own investigation of all such matters, and that Buyer assumes all risks with respect thereto.  EXCEPT AS SET FORTH IN THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE SCHEDULES HERETO, THE COMPANY MAKES NO EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NOR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OR ANY MERCHANDISE, INVENTORY OR FURNITURE, FIXTURES AND EQUIPMENT.

ARTICLE 5

PRE-CLOSING COVENANTS OF THE COMPANY

The Company agrees, between the Effective Date and the Closing Date, as follows:

5.1           Access and Investigation.

Between the Effective Date and the Closing Date, the Company shall, (a) at the expense of the Buyer, afford Buyer or Agent, and their Representatives access to, during normal business hours, in a manner so as not to interfere with the normal business operations and upon reasonable prior written notice, the properties, Contracts, books and records and other documents and data pertaining to the Company and the operation of the Acquired Assets, and (b) furnish Buyer and its Representatives with such additional financial, operating and other data and information as they may reasonably request.  The Buyer will treat and hold as strictly confidential any such data or information they receive in the course of the reviews contemplated by this Section 5.1, will not use any of the data or information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Company all tangible embodiments (and all copies) of the same that are in its possession or control.

5.2           Operation of the Business.

Except as otherwise contemplated or permitted by this Agreement or with the prior consent of Buyer (such consent not to be unreasonably withheld or delayed), between the Effective Date and the Closing Date, the Company shall operate its business in all material respects in the ordinary course consistent with past practices (and taking into account the Company’s status as a debtor-in-possession), comply in all material respects with all Legal Requirements applicable to the operation of its business and use its commercially reasonable efforts to preserve its present business organization intact.  Between the Effective Date and the Closing Date, the Company shall:

(a)           maintain in full force and effect the Permits in all material respects;

(b)           maintain all of the Acquired Assets and the GOB Assets in a manner consistent with past practices, reasonable wear and tear excepted and maintain the types and levels of insurance currently in effect in respect of the Acquired Assets and the GOB Assets;

(c)           upon any damage, destruction or loss to any Acquired Asset or GOB Asset, apply any insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such Acquired Asset or GOB Asset before such event or, if required, to such other (better) condition as may be required by applicable Legal Requirements;

(d)           replenish the Inventory (including the inventory at the GOB Stores) such that the mix, character and quality of the Inventory on the Closing Date is substantially similar as on the Effective Date;

(e)           pay when due all undisputed amounts owed under the Store Leases; and

(f)            consult with Buyer on all material aspects of the business of the Company as may be reasonably requested from time to time by Buyer, including, but not limited to, personnel, accounting and financial functions.

5.3           Negative Covenants.

Except as otherwise contemplated or permitted by this Agreement, between the Effective Date and the Closing Date, the Company shall not, without the prior written consent of Buyer:

(a)           terminate or amend any of the Store Leases (or execute any amendments or modifications to any Store Leases), or cancel, modify or waive any claims held in respect of the Acquired Assets or the GOB Assets or waive any material rights of value; provided, however,  (i) ordinary course lease amendments that serve only to reduce rent are permitted, and (ii) expiration of leases which expire on their own terms (as of the Effective Date) are permitted;

(b)           do any act or fail to do any act that will cause a material breach or default in any of the Store Leases;

(c)           sell, transfer or otherwise dispose of any of the Acquired Assets or the GOB Assets except in the ordinary course of business, consistent with past practices;

(d)           grant to any TWEC Store Employee or employee at the GOB Stores any increase in compensation, except in the ordinary course of the Company’s business and consistent with past practice or as may be required under existing agreements that have been made available to Buyer;

(e)           make or rescind any material Tax election or take any material Tax position (unless required by law) or file any Tax Return or change its fiscal year or financial or Tax accounting methods, policies or practice, or settle any Tax Liability, except in each case as would not reasonably be expected to materially affect Buyer;

(f)            modify, rescind or terminate a material Permit, allowance, or credit (or application therefor) relating to the Business or the Acquired Assets or the GOB Assets;

(g)           dispose of or fail to keep in effect any material rights in, to, or for the use of any of the Intangible Property, except for rights which expire or terminate in accordance with their terms

(h)           issue any shares of stock or stock equivalents,

(i)            subject its assets to any liens or mortgages;

(j)            make any dividend or other distribution to shareholders;

(k)           close any Retail Stores except for GOB Stores as permitted under the Agency Agreement; or

(l)            authorize any of the foregoing, or commit or agree to take actions, whether in writing or otherwise, to do any of the foregoing.

5.4           Required Approvals.

As promptly as practicable after the Effective Date, the Company shall make all filings necessary to consummate the transactions contemplated hereby.  Between the Effective Date and the Closing Date, the Company shall reasonably cooperate with the Buyer: (a) with respect to all filings that Buyer is required by any Legal Requirement to make in connection with the transactions contemplated hereby, and (b) in obtaining all consents identified in Schedule 4.2. The Company shall promptly deliver to the Buyer copies of all filings, correspondence and Orders to and from any Governmental Authority in connection with the transactions contemplated hereby.

5.5           Commercially Reasonable Efforts.

Subject to the terms and conditions of this Agreement:

(a)           Between the Effective Date and the Closing Date, the Company shall (i) use its commercially reasonable efforts (A) to cause the conditions in Article 7 to be satisfied, (B) to deliver or cause to be delivered at the Closing the items to be delivered by the Company pursuant to Section 2.7(a), and (C) to take all other actions to consummate the transactions contemplated hereby, and (ii) not take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any authorizations, consents, Orders or approvals to be sought pursuant to this Agreement.

(b)           From and after the Closing, the Company shall use commercially reasonable efforts to deliver or cause to be delivered such additional documents and other papers and to take or cause to be taken such further actions as may be necessary, proper or advisable to make effective the transactions contemplated hereby and to carry out the provisions hereof.

5.6           Confidentiality.

Subject to the requirements of the Bankruptcy Code or as may be imposed by the Bankruptcy Court, from and after the Closing: (a) the Company shall, and shall cause its Affiliates to, hold in confidence all confidential information (including trade secrets, customer lists, marketing plans and pricing information) of the Company; (b) in the event that the Company or an Affiliate shall be legally compelled to disclose any such information, the Company shall provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy; and (c) in the event that such protective order or other remedy is not obtained, the Company or its Affiliate shall furnish only such information as is legally required to be provided.  Notwithstanding the forgoing, nothing in this Section 5.6 shall restrict the Company’s provision of confidential information to other potential bidders pursuant to a confidentiality agreement substantially in the form executed by Buyer, whether or not such Person is ultimately determined to be a Qualified Bidder.

5.7           Notice of Developments.

The Company shall promptly notify Buyer in writing of any change or development that would cause any of the representations and warranties in Article 3 above not to be true and correct in any material respect.

5.8           Bankruptcy Court Approval.

(a)   The Company and Buyer acknowledge that this Agreement, the sale of the Acquired Assets, and the assumption and assignment of the leases for certain TWEC Stores are subject to Bankruptcy Court approval.  The Company and Buyer acknowledge that (i) to obtain such approval, the Company must demonstrate that it has taken reasonable steps to obtain the highest and best offer possible for the Acquired Assets, including, but not limited to, giving notice of the transactions contemplated by this Agreement to creditors and certain other interested parties as ordered by the Bankruptcy Court, and conducting an auction (the “Auction”), and (ii) the Buyer must provide adequate assurance of future performance under the to-be assigned leases and executory contracts.

(b)   Within two (2) days after the execution of this Agreement, the Company shall file the Bidding Procedures Motion with the Bankruptcy Court, together with appropriate supporting papers and notices, seeking the entry, within seven days of the filing of such motion, of the Bidding Procedures Order.

(c)   The Company shall use its commercially reasonable efforts to obtain entry of the Bidding Procedures Order no later than seven (7) days after filing the Sale Motion.

(d)   In the event an appeal is taken or a stay pending appeal is requested, from either the Bidding Procedures Order or the Sale Order, the Company shall immediately notify Buyer of such appeal or stay request and shall provide to Buyer promptly a copy of the related notice of appeal or order of stay.  The Company shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from either of such orders.

(e)   From and after the Effective Date hereof and to the extent Buyer is the successful bidder at the Auction, the Company shall not take any action that is intended, or fail to take any action the intent of which failure to act would result in the reversal, voiding, modification or staying of the Bidding Procedures Order or the Sale Order.

5.9           Bankruptcy Filings.

From and after the Effective Date until the Closing Date, the Company shall use its reasonable efforts to provide such prior notice as may be reasonable under the circumstances before filing any papers in the Bankruptcy Case that relate, in whole or in part, to this Agreement or Buyer.  The Company’s inadvertent failure to comply with this paragraph shall not constitute a breach under this Agreement.

5.10         Expense Reimbursement and Break-Up Fee.

Notwithstanding anything in this Agreement to the contrary, commencing on the entry of the Bidding Procedures Order, the Company agrees to pay Buyer the Expense Reimbursement and/or as applicable the Break-Up Fee in accordance with Section 10.2 in the event this Agreement is terminated.

5.11         Disclosure Schedules and Exhibits.

Other than Exhibit A attached hereto, which shall be deemed to be final as of the date hereof, the Company and the Buyer will use their commercially reasonable efforts to have finalized the exhibits and Disclosure Schedules as of the Bankruptcy Court’s hearing on the Bidding Procedures Motion, with the exception of Schedule 9.7, which the Company and the Buyer will finalize as soon as practicable after the date hereof, but in no event later than two (2) business days prior to commencement of the Auction.  The Company shall prepare and finalize the Disclosure Schedules and exhibits to this Agreement, which Disclosure Schedules and exhibits shall be incorporated in this Agreement and deemed a part of this Agreement for all purposes.  In preparing the Disclosure Schedules and exhibits, it is agreed and understood that the Company shall provide Buyer the opportunity to review and comment on such Disclosure Schedules and exhibits, and the Company and the Buyer shall negotiate in good faith to agree upon the final Disclosure Schedules and exhibits.

Article 6

PRE-CLOSING COVENANTS OF BUYER

6.1           Required Approvals.

As promptly as practicable after the Effective Date, the Buyer shall make all filings necessary to consummate the transactions contemplated hereby.  Between the Effective Date and the Closing Date, the Buyer shall reasonably cooperate with the Company: (a) with respect to all filings that the Company is required by any Legal Requirement to make in connection with the transactions contemplated hereby, and (b) in obtaining all consents identified in Schedule 3.2. Buyer shall promptly deliver to the Company copies of all filings, correspondence and Orders to and from any Governmental Authority in connection with the transactions contemplated hereby.

6.2           Non-Disclosure Obligations.

If, for any reason, the transactions contemplated by this Agreement are not consummated, the Buyer agrees that it will not, except as required by applicable law, regulation or legal process, disclose to any third person or use for its own benefit any confidential information relating to the Company that it may have acquired in the course of negotiating the terms of this Agreement and investigation and that it will promptly return or destroy and cause its Representatives to return to the Company or their designee or destroy any property, books, records or papers relating to the Company.

6.3           Commercially Reasonable Efforts.

Subject to the terms and conditions of this Agreement:

(a)           Between the Effective Date and the Closing Date, Buyer shall (i) use its commercially reasonable efforts (A) to cause the conditions in Article 8 to be satisfied, (B) to deliver or cause to be delivered at the Closing the items to be delivered by Buyer, as the case may be, pursuant to Section 2.7, and (C) to take all other actions necessary to consummate the transactions contemplated hereby, and (ii) not take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any authorizations, consents, orders or approvals to be sought pursuant to This Agreement.

(b)           From and after the Closing, Buyer shall use commercially reasonable efforts to deliver or cause to be delivered such additional documents and other papers and to take or cause to be taken such further actions as may be necessary, proper or advisable to make effective the transactions contemplated hereby and carry out the provisions hereof, including all documentation and other papers necessary for the Company to obtain HSR approval.

6.4           Identification of the TWEC Stores.

After the date of the Auction but before the Sale Hearing, Buyer shall provide the Company with a list designating each of the Company’s Retail Stores as either a TWEC Store or a GOB Store.  TWEC anticipates that there will be 345 TWEC Stores, but there shall be at least 330 TWEC Stores.

6.5           Notice of Developments.

The Buyer shall promptly notify the Company in writing of any change or development which would cause any of the representations and warranties in Article 4 above not to be true and correct in any material respect.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER TO CLOSE

The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer), at or prior to the Closing, of each of the following conditions:

7.1           Accuracy of Representations.

The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, unless the breach or inaccuracy (or the facts or circumstances to which any such breach or inaccuracy relates), in the aggregate, do not have, or cannot reasonably be expected to have, a Material Adverse Effect.  Buyer shall have received a certificate of the Company to such effect signed by a duly authorized officer thereof.

7.2           Company’s Performance.

Each covenant and obligation that the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects (except that those covenants and obligations which are qualified as to material, materiality or similar expressions, or are subject to the same or similar type exceptions, shall have been performed and complied with in all respects), and Buyer shall have received a certificate of the Company to such effect signed by a duly authorized officer thereof.

7.3           No Order.

No Governmental Authority shall have enacted, issued, promulgated or entered any Order that is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

7.4           Governmental Authorizations.

All requisite Governmental Authorizations or waiting periods following governmental filings, including under the HSR Act, shall have been obtained or expired.

7.5           Required Consents.

The consents and waivers described on Schedule 3.2 shall have been obtained.

7.6           Other Agreements.

The General Conveyance, Transfer and Assignment shall have been executed and delivered by the Company.

7.7           Sale Order in Effect.

The Sale Order shall have been entered and the Sale Order shall have become a Final

Order.

7.8           Inventory.

The mix, character and quality of the Company’s Inventory (including inventory at the GOB Stores) shall be substantially similar to that in existence as of the Effective Date.

7.9           Agency Agreement.

The Company shall have entered into the agreement with the Agent (the “Agency Agreement”) providing for the disposal of the GOB Assets through “store closing” or “going out of business” sales (the “GOB Sales”) to be conducted by the Agent at the GOB Stores, a copy of which is attached hereto as Exhibit D.

7.10         Authorization for GOB Sales.

An order of the Bankruptcy Court approving the Agency Agreement and authorizing the Agent to conduct the GOB Sales shall have been entered and shall have become a Final Order.

7.11         Employee Information.

The Company shall have provided, on a confidential basis to Buyer, a list of (i) the TWEC Store Employees and (ii) the rate of all current compensation payable by Company to each of the TWEC Store Employees.

7.12         Disclosure Schedules and Exhibits.

The Disclosure Schedules and the exhibits are in form and substance reasonably acceptable to the Buyer.

7.13         Executory Contracts.

The Bankruptcy Court shall have approved and authorized the assumption and assignment of the contracts identified on Schedule 2.1(b)(x), except as would not be reasonably likely to have a Material Adverse Effect.

ARTICLE 8

CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO CLOSE

The Company’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of each of the following conditions:

8.1           Accuracy of Representations.

The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (except that those representations and warranties that are qualified as to material, materiality or similar expressions, or are subject to the same or similar type exceptions, shall be true and correct in all respects) as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date), and the Company shall have received a certificate of Buyer to such effect signed by a duly authorized officer thereof.

8.2           Sale Order in Effect.

The Sale Order shall have been entered and the Sale Order shall have become a Final Order.

8.3           Buyer’s Performance.

The covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects (except that those covenants and obligations which are qualified as to material, materiality or similar expressions, or are subject to the same or similar type exceptions, shall have been performed and complied with in all respects), and the Company shall have received a certificate from the Buyer to such effect signed by a duly authorized officer thereof.

8.4           No Order.

No Governmental Authority shall have enacted, issued, promulgated or entered any Order which is in effect and which has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

8.5           Governmental Authorizations.

All requisite Governmental Authorizations or waiting periods following governmental filings, including under the HSR Act, shall have been obtained or expired.

8.6           Agreements.

The General Conveyance, Transfer and Assignment and the Assumption Agreement shall have been executed and delivered by the Buyer.

8.7           Agency Agreement.

The Company shall have entered into the Agency Agreement with the Agent.

8.8           Disclosure Schedules and Exhibits.

The Disclosure Schedules and the exhibits are in form and substance reasonably acceptable to the Company.

8.9           Authorization for GOB Sales.

An order of the Bankruptcy Court approving the Agency Agreement and authorizing the Agent to conduct the GOB Sales shall have been entered and shall have become a Final Order.

ARTICLE 9

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period existing from and after the Closing:

9.1           General.

In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

9.2           Litigation Support.

In the event and for so long as either Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the other Party shall cooperate with him, her, or it, and his, her, or its counsel, in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party; provided, however, notwithstanding anything herein to the contrary, the Parties’ obligations under this Section will terminate at the conclusion of the Transition Period.

9.3           Cooperation on Tax Matters.

The Parties agree that inasmuch as the Acquired Assets include substantially all the operating assets of the Company, the sale and purchase of the Acquired Assets may be exempt from sales and use taxes in the jurisdictions in which the Acquired Assets are located pursuant to the bulk sale, occasional sale, or sale for resale provisions in the applicable Legal Requirements, and the Parties hereto shall treat the transfer of the Acquired Assets provided for herein as a bulk, occasional sale, or sale for resale for all purposes; provided, however, that to the extent it shall be determined after the date of the Agreement that the sale by the Company, and the purchase by Buyer, of all or any portion of the Acquired Assets is subject to a sale, use or other transfer tax, then such tax (and any penalties and interest) shall be paid by the Company.  The Parties shall cooperate with each other in the preparation, execution and filing of exemption certificates or any Tax Returns that may be required in connection with such Taxes and any related filing fees, notarial fees and other costs.

9.4           Inventory Taking.

(a)   Inventory Taking Procedures.  As soon as practicable after the Closing Date, but in no event more than twenty-one (21) days after the Closing Date, Buyer and the Company shall cause to be taken a Cost Value physical inventory of the Inventory and the GOB Assets (the “Inventory Taking”) at the TWEC Stores, the GOB Stores and the Distribution Centers, such Inventory Taking to be conducted by a certified independent inventory taking service mutually acceptable to Buyer and the Company, pursuant to mutually agreeable inventory instructions set forth in Schedule 9.4(a) (the “Inventory Instructions”).  The date of the Inventory Taking for each such store or the Distribution Center shall be the “Inventory Date” for such store or the Distribution Center (as the case may be).  Buyer and the Company shall each be responsible for 50% of the costs and fees of the inventory taking service.  Buyer, the Agent and the Company shall each be permitted to have representatives present during the Inventory Taking, and shall each have the right to review and verify the listing and tabulation of the inventory taking service.  Buyer and the Company agree that during the conduct of the Inventory Taking at each store, such store shall be closed to the public and no sales or other transactions shall be conducted.  In order to facilitate the Inventory Taking, Buyer and the Company agree to make the Company’s cost files and related computer hardware and software available to the inventory taking service prior to the date of the Inventory Taking.

(b)   Valuation.  The aggregate Cost Value of the Inventory (the “Inventory Value”) shall be computed as: (i) the aggregate Cost Value calculated by the inventory taking service pursuant to the Inventory Taking, plus (ii) the aggregate Cost Value of the Gross Rings (as defined in Section 9.4(c) below).

(c)   Gross Rings.  From the Closing Date until the Inventory Date at each store, the Company and Buyer shall jointly keep (i) a strict count of gross register receipts less applicable Sales Taxes (“Gross Rings”), and (ii) cash reports of sales within each store.  Gross Rings shall be converted to Cost Value in accordance with the Inventory Instructions.  All such records and reports shall be made available to Buyer, the Agent and the Company during regular business hours upon reasonable notice.

9.5           TWEC Designation Period.

(a)   For a period of 120 days from and after the Closing Date or 210 days from and after the Petition Date, whichever is less (the “TWEC Designation Period”), Buyer shall have the right to direct the Company to seek Bankruptcy Court authority to assume and assign to Buyer or one of its affiliates the TWEC Store Leases pursuant to section 365 of the Bankruptcy Code.  Buyer guarantees that it will direct the Company to assume and assign to Buyer the Company’s rights under no fewer than 250 of the TWEC Store Leases, provided, however, that such guarantee is contingent upon (i) the Company obtaining Bankruptcy Court approval to extend the Company’s time to assume, assign or reject leases under Section 365(d)(4) of the Bankruptcy Code through the TWEC Designation Period and (ii) the Closing occurring not later than May 1, 2006.  The Company is under no obligation to assist Buyer in conducting store closing, going out of business, or similar sales at any of the TWEC Stores.

(b)   During the TWEC Designation Period, Buyer shall have the exclusive right to provide notice to the Company (each such notice, a “Lease Assumption Notice”) of Buyer’s election to require the Company to seek approval from the Bankruptcy Court to assume and assign one or more TWEC Store Leases to Buyer or one of its affiliates (each such lease, an “Assigned TWEC Store Lease”).  Each Lease Assumption Notice shall include such information as shall be reasonably required by the Company in connection with the filing by the Company of an Approval Motion; provided, that, Buyer shall be solely responsible for providing evidence of adequate assurance of future performance and shall otherwise use commercially reasonable efforts to cooperate with the Company in obtaining the requisite authority.  For each Assigned TWEC Store Lease for which buyer provides the Company with a Lease Assumption Notice, Buyer shall be  responsible for and shall pay any Cure Claim with respect to such Assigned TWEC Store Lease; provided, however, that Buyer shall not be obligated to pay Cure Claims that, in the aggregate, exceed $4,200,000 in respect of all such Assigned TWEC Store Leases, and the Company shall be solely responsible for all or any portion of any Cure Claims in excess of $4,200,000.

(c)   Within three (3) business days following the date upon which the Company receives a Lease Assumption Notice from Buyer, the Company shall file the Approval Motion (as defined below) with the Bankruptcy Court.  The Company and Buyer shall thereafter use reasonable commercial efforts to obtain an Approval Order (as defined below).  As used in this Section 9.5(c), “reasonable commercial efforts” shall require each party to pay its costs and expenses reasonably required in connection with preparing and prosecuting the Approval Motion and to otherwise proceed in accordance with this Sections 9.5(d) - 9.5(i) below.

(d)   An “Approval Motion” shall mean a motion filed with the Bankruptcy Court served upon all affected parties having any interest in or holding any rights with respect to the applicable TWEC Store (including, without limitation, landlords under TWEC Store Leases and any parties to reciprocal easement agreements or other applicable agreements, including any agreement containing a right of first refusal, recapture right or similar rights (each, an “REA”) affecting the applicable TWEC Store) for an order of the Bankruptcy Court (an “Approval Order”) (i) approving the assumption and assignment of the applicable TWEC Store Lease to the Buyer or one of its affiliates pursuant to, inter alia, sections 363 and 365, (ii) confirming that the assumption and assignment of the TWEC Store Lease to Buyer shall be free and clear of any claims or defaults; (iii) ruling that, in accordance with Section 363 of the Bankruptcy Code, the TWEC Store Lease shall be transferred and assigned to Buyer free and clear of all liens, claims, mortgages and encumbrances (with same to attach to the proceeds of the sale, transfer and assignment), and that Buyer is a good faith purchaser under section 363(m); (iv) permitting Buyer to alter and remodel to the extent necessary for its operations, and to replace and modify existing signage notwithstanding any provision in the TWEC Store Lease, any REA or local law to the contrary, (v) ordering that any extension or renewal option in the TWEC Store Lease or any REA that purports to be “personal” to the Company or exercisable only by the Company is an unenforceable restriction on assignment and, in fact, may be freely exercised by Buyer to its full extent, (vi) ordering that if no objection to the assumption and assignment of a TWEC Store Lease is timely made and filed with the Bankruptcy Court prior to the expiration of the applicable objection period, or such objection involves a “cure issue,” the assumption and assignment shall be deemed effective and binding upon the applicable affected parties and shall require no further order of the Bankruptcy Court to take place, (vii) ordering that any provisions contained in the TWEC Store Lease or any REA that are, or would have the effect of being, recapture provisions, provisions that impose a fee, penalty or profit sharing upon assignment, provisions that would increase the rent, impose a penalty, or modify or terminate a TWEC Store Lease or an REA upon assignment, provisions that directly or indirectly limit, condition or prohibit assignment, continuous operating covenants, and similar provisions contained in the TWEC Store Lease or any REA shall not restrict, limit or prohibit the sale and assumption and assignment of the TWEC Store Lease to Buyer, and are found to be unenforceable anti-assignment provisions within the meaning of Section 365 of the Bankruptcy Code, (viii) approving the Buyer’s contemplated use of the TWEC Store governed by the TWEC Store Lease, and (ix) approving the tradename(s) that Buyer intends to utilize at the TWEC Store covered by such TWEC Store Lease, including, without limitation, the following tradenames: Coconuts, Strawberries, Second Spin, FYE (For Your Entertainment), Planet Music, Wherehouse and Spec’s.

(e)   If, prior to the expiration of the applicable objection period regarding an Approval Motion, a written objection is filed that would prohibit or otherwise prevent an Assignment Closing (as defined below) from occurring pursuant to the terms of this Agreement, the Company shall use commercially reasonable efforts to cause the Bankruptcy Court to hold a hearing on the next scheduled omnibus date (or such earlier date as may be reasonably practicable) and rule on the objection.  The Company and Buyer shall use commercially reasonable efforts to have such objection overruled; provided, however, that each party hereto shall bear its own respective legal fees, costs and expenses of responding to any objection, and any appeal thereof and of litigating and/or settling any objections.  If the objection is overruled or withdrawn, the Assignment Closing Date (as defined below) shall occur.  If the objection is upheld by the Bankruptcy Court, the Buyer shall retain its rights under this Agreement to operate such TWEC Store during the TWEC Designation Period, including the right to direct the Company to file a revised Approval Motion as to such TWEC Store Lease so long as Buyer timely pays the TWEC carrying costs associated with such TWEC store.

(f)    The consummation of the assignment of each Assigned TWEC Store Lease (an “Assignment Closing”) shall take place on (i) with respect to assignments of the TWEC Store Leases as to which no timely objection to the Approval Motion has been filed with the Bankruptcy Court (or where a timely filed objection has been resolved or withdrawn, or does not prohibit or otherwise prevent an Assignment Closing from occurring in accordance with the terms of this Agreement), as soon as reasonably practicable on or after the first (1st) business day following the expiration of the applicable objection period, but not later than the fifth (5th) day (which must include not less than three (3) business days) following the expiration of the applicable objection period (or such other date as may be agreed to by Buyer and the Company), provided that no stay pending appeal or other injunction against the applicable Assignment Closing is in effect, and (ii) with respect to assignments of the TWEC Store Leases as to which a timely objection to the Approval Motion has been filed with the Bankruptcy Court that prohibits or otherwise prevents an Assignment Closing from occurring in accordance with the terms of this Agreement and such objection is not consensually resolved or withdrawn, as soon as reasonably practicable on or after the first (1st) business day following the date that the Approval Order approving such assignment has been entered provided that the Approval Order contains protections and findings under Section 363(m) of the Bankruptcy Code for the benefit of Buyer and no stay of the Approval Order is in effect, but not later than the fifth (5th) day (which must include not less than three (3) business days) following the entry of such Approval Order (or such other date as Buyer and the Company may agree) (as applicable, the “Assignment Closing Date”).

(g)   At each Assignment Closing, the Company shall deliver to Buyer the following, as applicable:  (i) an executed assumption and assignment agreement for the applicable Assigned TWEC Store Lease, which may be the Approval Order, (ii) if the applicable Assigned TWEC Store Lease is a ground lease, an executed quit claim deed conveying the Company’s right, title and interest in the improvements located on the applicable leased premises, (iii) an executed bill of sale conveying title to any tenant improvements or fixtures owned by the Company and located at the applicable TWEC Store as of the Assignment Closing Date, (iv) any applicable local or state transfer tax forms, and (v) all other documents (including assignments of operating agreements affecting the TWEC Store), affidavits, instruments and writings reasonably required to be executed by the Company at or prior to the Assignment Closing Date pursuant to this Agreement or otherwise required by law, or reasonably requested by Buyer in connection herewith.  The Buyer shall prepare (and deliver to the Company for its execution) the assignments, bills of sale, deeds, transfer tax declarations and other closing documents to be delivered in connection with each Assignment Closing, all in form reasonably acceptable to the Company; provided, however, that the Company shall reasonably cooperate with Buyer in such preparation.

(h)   All taxes or special assessments (based upon the most recent ascertainable taxes if current tax information is not available) and all other costs of operation and maintenance which are customarily apportioned on the transfer of similar types of property (including, without limitation, rents, common area maintenance costs, insurance premiums payable to landlords or otherwise and the like) relating to each Assigned TWEC Stores Lease which arise or are attributable to the period prior to the Closing Date whether the same are due and payable before or after the Closing Date shall be the responsibility of Company and shall be prorated at the applicable Assignment Closing.

All taxes or special assessments (based upon the most recent ascertainable taxes if current tax information is not available) and all other costs of operation and maintenance which are customarily apportioned on the transfer of similar types of property (including, without limitation, rents, common area maintenance costs, insurance premiums payable to landlords or otherwise and the like) relating to each Assigned TWEC Stores Lease which arise or are attributable to the period on or after the Closing Date whether the same are due and payable before or after the Closing Date shall be the responsibility of the Buyer and shall be prorated at the applicable Assignment Closing.

A default under any TWEC Store Lease that arose after the Petition Date but prior to the

Closing Date and which has to be or had to be “cured” in order for the TWEC Store Lease to be assumed by the Company and assigned to the Buyer, shall be the responsibility of Company and, if not already satisfied by the Company, shall be paid by the Company to the Buyer at the Assignment Closing.

(i)    During the TWEC Designation Period, the Company shall not (i) terminate or amend any of the TWEC Store Leases, (ii) cancel, modify or waive any rights or claims held in respect of the TWEC Store Leases, (iii) do any act or fail to do any act that will cause a material breach or default in any of the TWEC Store Leases, (iv) grant any party a lien or security interest or any other rights in any or all of the TWEC Store Leases or the property related thereto, or (v) cancel or permit to lapse any insurance policy relating to any TWEC Store.

(j)    Upon the termination or rejection of any TWEC Store Lease or any other abandonment of any TWEC Store, the Buyer and the Agent shall leave such store in the condition required by the applicable lease provisions governing the return of the premises.  Further, Buyer and Agent shall provide the Company written notice of the intent to vacate or abandon any store ten (10) days prior to vacating or abandoning such store.

9.6           TWEC Store Carrying Costs.

With respect to each TWEC Store, until the earliest of (i) the last day of the month in which Buyer delivers a notice to the Company that Buyer has determined that it will not be directing the Company to assume and assign a TWEC Store Lease (a “Dropout Notice”), provided that Buyer sends such Dropout Notice no later than the 15th day of the month, (ii) in the event the Buyer does not deliver a Dropout Notice prior to the 15th day of the month, twenty (20) days following the Company’s receipt of the Dropout Notice, (iii) the effectiveness of an assumption and assignment of a TWEC Store Lease to Buyer or one of its affiliates, or (iv) the conclusion of the TWEC Designation Period, Buyer shall operate such TWEC Store as a going concern and reimburse the Company for all base rent, percentage rent, HVAC, utilities, common area maintenance, real estate and use taxes, trash removal, lease required advertising and insurance obligations under such TWEC Store Lease (such expenses incurred during such time period, the “TWEC Store Carrying Costs”).

9.7           Central Office Support.

For a period of ninety (90) days following the Closing (such period, the “Transition Period”), the Company will provide to Buyer certain transition services, such as POS administration, sales audit, cash reconciliation and payroll processing, and such other services as Buyer shall reasonably request (the “Transition Services”).  The employees identified on Schedule 9.7 (the “Retained HQ Staff”), will perform work for the Company and Transition Services for the Buyer.  Compensation levels shall remain the same as they exist as of the Effective Date. During the Transition Period, Buyer shall reimburse the Company for 75% of (i) the compensation paid to the Retained HQ Staff, (ii) rent for the Company’s headquarters and tech center, and (iii) the day to day operating expenses of running the headquarters and tech center.  The Company will terminate the Retained HQ Staff on the last day of the Transition Period or such earlier date as to which TWEC may consent in writing, thus triggering the Company’s payment of severance to the Retained HQ Staff.  The Company shall not be liable to Buyer for any losses arising out of, relating to or in connection with this Agreement or the performance or non-performance of the Transition Services hereunder, except to the extent such losses are attributable to the Company’s bad faith, gross negligence or willful misconduct.  Notwithstanding anything else to the contrary contained herein, the definition of the Transition Services shall not include any business, operational and/or strategic decisions made by the Retained HQ Staff in connection with, or in support of, the operation of Buyer’s businesses, and the Company shall have no liability to Buyer or any of its affiliate’s with respect to any such decisions.  Buyer shall not be liable to the Company for any losses arising out of, relating to or in connection with this Agreement or the performance or non-performance of the Transition Services hereunder, except to the extent such losses are attributable to Buyer’s or its affiliate’s bad faith, gross negligence or willful misconduct.  Notwithstanding anything to the contrary in this Agreement, for a period of six (6) months from the Closing Date, the Company shall have the right to use any intellectual property (including, without limitation, any trademarks, tradenames, domain names, patents, copyrights, and in-bound license agreements) necessary to conduct its post-Closing business for so long as the Company and its affiliates continue to operate, including, without limitation, for the operation of any stores (and/or GOB sales), use at headquarters (and/or other facilities), and use in connection with the bankruptcy proceeding.  The Company and its affiliates shall have sufficient use of and access to Acquired Assets in order to continue conducting its post-Closing business and to provide Buyer with the services required under this Section, such assets shall include, without limitation, computer hardware, software, and IT contracts.  For the avoidance of doubt, the Company will not terminate the employment of, or otherwise pay severance to, the employees identified on Schedule 9.7 until the end of the Transition Period, unless the Buyer consents in writing.  Buyer shall have no claim against the Company for damages resulting from the Company’s failure to provide Transition Services as required by this section (but shall not be required to continue making payments or reimbursing the Company as provided herein in the event of such failure).  Buyer intends to pay one or more of the Retained HQ Staff a stay bonus in an amount, and on such terms and conditions, as Buyer determines in its sole discretion.

9.8           Relocation of Inventory.

Buyer shall cause all Inventory to be removed from the Distribution Center no later than thirty (30) days after the Closing Date.  Buyer shall assume all costs related to the relocation of any Acquired Assets located at the Corporate Headquarters, Tech Center or Distribution Center.

9.9           Access to Books, Records, Etc.

The Company agrees that, after the Closing, it will cooperate with and make available to the Buyer, during normal business hours and upon reasonable notice, all books and records, and other information retained and remaining in existence after the Closing Date with respect to the Acquired Assets or the Transferred Employees that are necessary or useful in connection with any inquiry, audit, investigation, dispute, litigation or other proceeding or similar matter. The Company agrees that it shall preserve and keep all such books and records of the Company for a period of at least three (3) years from the Closing Date.  After such three (3) year period, unless notified by the Buyer at least sixty (60) days prior to the expiration of such three (3) year period that the Buyer wishes to retain such books and records, in which case the Buyer shall be permitted, at its sole cost and expense, to remove all or any part of such books and records.  Additionally, the Company shall have sufficient use and access to the books and records acquired by the Buyer for the period commencing on the Closing Date and ending three (3) years from the Closing Date.

ARTICLE 10

TERMINATION

10.1         Termination Events.

Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a)           by mutual written consent of the Company and Buyer;

(b)           by Buyer if (i) the Company has not filed the Sale Motion within two days of the Effective Date; (ii) the Bankruptcy Court has not entered the Bidding Procedures Order by March 1, 2006; (iii) the Auction is not held on or before March 22, 2006, (iv) the Sale Hearing is not held on or before March 24, 2006, or (v) the Closing Date has not occurred on or before April 4, 2006 (unless the failure to consummate is due to a material breach by Buyer);

(c)           by either party if a Governmental Authority issues a ruling or Order prohibiting the transactions contemplated hereby;

(d)           by Buyer in the event of any material breach by the Company of any of the Company’s agreements, covenants, representations or warranties contained herein or in the Bidding Procedures Order or the Sale Order, and the failure of the Company to cure such breach within fourteen (14) days after receipt of the Termination Notice specified in this subsection; provided, however, that Buyer (i) is not itself in material breach of any of its representations, warranties or covenants contained herein or in the Bidding Procedures Order or the Sale Order, (ii) notifies the Company in writing (the “Termination Notice”) of its intention to exercise its rights under this Agreement as a result of the breach, and (iii) specifies in such Termination Notice the representation, warranty or covenant contained herein or in the Bidding Procedures Order or the Sale Order of which the Company is allegedly in material breach;

(e)           by the Company in the event of any material breach by Buyer of any of Buyer’s agreements, representations or warranties contained herein or in the Bidding Procedures Order or the Sale Order, and the failure of the Buyer to cure such breach within fourteen (14)  days after receipt of the Termination Notice specified in this subsection; provided, however, that the Company (i) is not itself in material breach of any of its representations, warranties or covenants contained herein or in the Bidding Procedures Order or the Sale Order, (ii) sends a Termination Notice, and (iii) specifies in such Termination Notice the representation, warranty or covenant contained herein or in the Bidding Procedures Order or the Sale Order of which Buyer is allegedly in material breach;

(f)            by either party, if there is a failure to satisfy a closing condition in favor of the party attempting to terminate (unless such failure is caused by such terminating party);

(g)           by Buyer, if the Company consummates another transaction or series of transactions in which any material portion of the Company’s stock or assets are to be sold, transferred or otherwise disposed of;

(h)           by Buyer, if the Company withdraws or seeks authority to withdraw its motion seeking approval of the transactions contemplated by this Agreement, or announces any stand alone plan of reorganization or liquidation (or supports any such plan filed by any other party); or

(i)            by either party if the sale does not close within thirty (30) days of entry of the Sale Order.

10.2         Effect of Termination.

(a)   In the event of termination of this Agreement by either party, except as otherwise provided in this Section 10.2, all rights and obligations of the Parties under this Agreement shall terminate without any liability of any party to any other party.  The provisions of Sections 2.2(a), 3.15,

4.4, 5.6, 5.10, 6.2, 10.2, 11.2 and 11.10 shall expressly survive the expiration or termination of this Agreement.

(b)   Notwithstanding Section 10.2(a), in the event of a termination pursuant to Section 10.1(e), the Company shall be entitled to retain the Deposit as liquidated damages as its sole and exclusive remedy against Buyer in all respects for any claim against Buyer arising under this Agreement or otherwise.

(c)   Notwithstanding Section 10.2(a), from and after the entry of the Bidding Procedures Order, if this Agreement is terminated pursuant to Sections 10.1(d), 10.1(g), 10.1(h), or if the Buyer terminates this Agreement because the Sale Hearing has not occurred by April 24, 2006 (other than as a result of the action or inaction of the Buyer), then the Company shall pay to Buyer the Expense Reimbursement in full and complete satisfaction of all of the Company’s obligations hereunder (except for the repayment of the Deposit and interest accrued thereon).  The payment of the Expense Reimbursement shall be made by wire transfer of immediately available funds promptly (but in any event within two (2) business days) following the occurrence of one of the termination events set forth in this paragraph, and will be granted super priority administrative expense status (junior to the claims of the DIP Lenders and prepetition secured lenders) in the Company’s bankruptcy case.

(d)   Notwithstanding Section 10.2(a), from and after the entry of the Bidding Procedures Order, if this Agreement is terminated pursuant to Sections 10.1(g) or 10.1(h), then the Company shall pay to Buyer the Break-Up Fee in full and complete satisfaction of all of the Company’s obligations hereunder (except for the repayment of the Deposit and interest accrued thereon).  The payment of the Break-Up Fee shall be made by wire transfer of immediately available funds promptly (but in any event within two (2) business days) following the occurrence of one of the termination events set forth in this paragraph, and will be granted super priority administrative expense status (junior to the claims of the DIP Lenders and prepetition secured lenders) in the Company’s bankruptcy case.  In no event shall Buyer be entitled to both the Expense Reimbursement and the Break-Up Fee.

(e)   In the event of a termination of this Agreement pursuant to any provision of this Article X (other than pursuant to Section 10.1(e)), the Company shall promptly return to Buyer the Deposit (together with interest thereon).

ARTICLE 11

GENERAL PROVISIONS

11.1         Non-Survival of Representations and Warranties

All representations and warranties herein of the Company and in any certificated deliveries hereto shall terminate on the Closing Date, unless otherwise explicitly provided herein.

11.2         Confidential Information.

The following paragraph is subject to any disclosure requirements under the Bankruptcy Code or imposed by the Bankruptcy Court:

Buyer and the Company each agree that it will treat in confidence all documents, materials and other information that it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, at the request of the disclosing party, will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith.  Such non-public documents, materials and information shall not be communicated to any third Person (other than to Buyer’s and the Company’s counsel, accountants or financial advisors, in each case subject to the recipient’s agreement to keep the same confidential).  No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Acquired Assets; provided, however, that after the Closing, Buyer may use or disclose any confidential information included in the Acquired Assets or otherwise reasonably related to the Acquired Assets and the business.  The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the disclosing party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents or (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed.  Notwithstanding clause (iii) of the preceding sentence, in the event that any party is required to disclose any confidential information by applicable law, judicial process or rule of any national securities exchange, it is agreed that the party subject to such requirement will provide the other party with prompt notice of such requirement and such party may seek an appropriate protective order if it so desires.

11.3         Public Announcements.

All public announcements or statements with respect to this Agreement, the transactions contemplated hereby or the activities and operations of the other Party shall be jointly approved by the Company and Buyer; provided, however, that if the Parties are unable to agree on a public statement or announcement and Buyer or the Company determines, after consultation with counsel, that such statement or announcement is required by applicable Legal Requirement or by obligations of the Parties or their Affiliates pursuant to any listing agreement with or rules of any securities exchange, then Buyer or the Company, as the case may be, may issue such statement or announcement.

11.4         Notices.

All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee, if sent by a delivery service (prepaid, receipt requested) or (d) when received by the addressee, if sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses, representative (if applicable) and telecopier numbers set forth below (or to such other addresses, representative and telecopier numbers as a Party may designate by notice to the other Parties):

(i)            If to the Company, then to:

Musicland Holding Corp.

10400 Yellow Circle Drive

Minnetonka, MN 55343-9012

Attn:  Michael Madden, Chief Executive Officer and President

Facsimile: (952) 931-8659

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

200 E. Randolph Drive

Chicago, IL 60601

Attn: James Stempel

Facsimile: (312) 861-2200

Kirkland & Ellis LLP

200 E. Randolph Drive

Chicago, IL 60601

Attn: Douglas C. Gessner

Facsimile: (312) 861-2200

(ii)           If to the Buyer:

Trans World Entertainment Corporation

38 Corporate Circle

Albany, NY 12203

Attn: John J. Sullivan, Executive Vice President and

        Chief Financial Officer

Facsimile: (518) 452-7833

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Suite 2100

Chicago, IL 60606

Attn: Timothy R. Pohl

Facsimile: (312) 407-8597

11.5         Waiver.

Except as explicitly provided in this Agreement, the rights and remedies of the Parties under this Agreement are cumulative and not alternative and are not exclusive of any right or remedies that any Party may otherwise have at law or in equity.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given; and (b) no notice to or demand on one Party shall be deemed to be a waiver of any right of the Party giving such notice or demand to take further action without notice or demand.

11.6         Entire Agreement; Amendment.

This Agreement (including the Disclosure Schedules and the Exhibits hereto) and the other Transaction Documents supersede all prior agreements between the Parties with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreements between the Parties with respect to their subject matter.  This Agreement may not be amended except by a written agreement executed by all of the Parties hereto.

11.7         Assignments.

This Agreement, and the rights, interests and obligations hereunder, shall not be assigned by any Party hereto by operation of law or otherwise without the express written consent of the other Parties (which consent may be granted or withheld in the sole discretion of such other Party); provided, however, that Buyer shall be permitted, upon prior notice to the Company, to assign all or part of its rights or obligations hereunder to one or more of its Affiliates, but no such assignment shall relieve Buyer of its obligations under this Agreement.

11.8         Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party in any material respect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

11.9         Section Headings, Construction.

The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation.  All references to “Article,” “Section” or “Sections” refer to the corresponding Article, Section or Sections of this Agreement.  All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.  The Exhibits attached hereto and the Disclosure Schedules referred to herein and attached hereto are hereby incorporated herein and made a part hereof as if fully set forth herein.

11.10       Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

(b)           All actions and proceedings arising out of or relating to this Agreement, including the resolution of any and all disputes hereunder, shall be heard and determined in the Bankruptcy Court, and the Parties to this Agreement hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  The Parties hereto hereby consent to service of process by mail (in accordance with Section 11.4) or any other manner permitted by law.

(c)           THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT

OR THE ACTIONS OF THE COMPANY, BUYER OR THEIR RESPECTIVE REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

11.11       Buyer Transaction Expenses.

Buyer shall be responsible for the Buyer Transaction Expenses.

11.12       Company Transaction Expenses.

The Company shall be responsible for the Company Transaction Expenses.

11.13       Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

11.14       Time of Essence.

Time is of the essence in this Agreement.

11.15       No Third Party Beneficiaries.

This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.

11.16       No Strict Construction.

The language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against the Company or the Buyer.

Signatures Appear on Next Page

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives, all as of the Effective Date.

BUYER:

TRANS WORLD ENTERTAINMENT CORPORATION

By:

Name:

Title:

COMPANY:

MUSICLAND HOLDING CORP.

By:

Name:

Title:

DISCLOSURE SCHEDULES

TO THE

ASSET PURCHASE AGREEMENT

DATED AS OF FEBRUARY 17, 2006

BY AND AMONG

TRANS WORLD ENTERTAINMENT CORPORATION

AND

MUSICLAND HOLDING CORP.

These are the Disclosure Schedules referred to in and attached to the Asset Purchase Agreement dated as of February 17, 2006 (the “Agreement”), by and among Trans World Entertainment Corporation and Musicland Holding Corp.  Terms used herein, unless otherwise defined herein, have the meanings ascribed to them in the Agreement.  In addition, matters reflected in any appendix attached hereto form an integral part of each numbered Schedule which expressly references such appendix and is incorporated on each such numbered Schedule by reference for all purposes as if set forth fully herein.

The bold-faced headings contained in this Disclosure Schedule are included for convenience only, and are not intended to limit the effect of the disclosures contained in these Disclosure Schedules or to expand the scope of the information required to be disclosed in these Disclosure Schedules.  No reference to or disclosure of any matter in these Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material.  Any information, item or other disclosure set forth in any numbered or lettered subsection of any section of these Disclosure Schedules shall be deemed to have been set forth in all other applicable lettered or numbered subsections of such section hereof, to the extent the applicability of such disclosure to such other subsections is reasonably apparent.

[Disclosure Schedules to be provided]

1

Exhibit A

Bidding Procedures

Please see attached.

2

Exhibit B

General Conveyance, Transfer and Assignment

[to be provided]

3

Exhibit C

Assumption Agreement

[to be provided]

4

Exhibit D

Agency Agreement

[to be provided]

5